Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:
Brad Holmes, Director Investor Relations	Bryce Rhodes
(713) 328-0250	President and CEO
bholmes@whittierenergy.com	(713) 850-1880

Whittier Energy Announces 2007 Capital Expenditure Budget

HOUSTON, TX – January 10, 2007 – Whittier Energy Corporation (NASDAQ: WHIT) announced today a $39 million capital expenditure budget for 2007.

The Board of Directors of Whittier Energy Corporation has approved a capital expenditure budget for 2007 of $39 million. This represents an increase of approximately 19% over the $32.7 million dollar capital expenditure budget for 2006.

Whittier anticipates that the 2007 capital expenditure budget will allow the Company to participate in approximately 38 new wells, 16 of which the Company expects to operate. Whittier plans to spend approximately 19% of the 2007 capital expenditure budget in the Permian Basin and approximately 13% on the Company’s South Texas properties with the balance, approximately 68%, in the onshore Gulf Coast region where Whittier has extensive acreage positions. The Company expects to spend approximately $15.6 million, or 40% of the total budget, on proved undeveloped locations, 7%, or approximately $2.7 million, on land and seismic acquisition and the remaining 53%, or $20.7 million, on developing non-proved locations.

In addition, the Company recently completed meetings with the banks participating in its asset-based credit facility and estimated its proven reserves to be approximately 50 Billion cubic feet equivalent as of September 30, 2006.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas, Louisiana and Mississippi. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast region, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.